For Immediate Release

Sun National Bank Announces Proposed Enhancements to Executive Management Team

Contact:	Mike Dinneen
SVP, Director of Marketing
856-552-5013
mdinneen@sunnb.com

MOUNT LAUREL, N.J. – July 28, 2014 – Sun Bancorp, Inc. (NASDAQ: SNBC) (the “Company”) announced several proposed executive appointments at its primary subsidiary, Sun National Bank (the “Bank”).

“As we embark on the execution of our restructuring plan, we have bolstered our executive management ranks in order to efficiently deliver on multiple strategic initiatives,” stated Thomas M. O’Brien, President & CEO.  “As we grow and build a best-in-class bank, I am very pleased to announce these important proposed new additions to our leadership.”

The Bank is announcing today that it has agreed to hire Nicos Katsoulis as its Executive Vice President and Chief Lending Officer, subject to prior receipt of regulatory non-objections from the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”) (“OCC Regulatory Non-Objection”).  Mr. Katsoulis has been acting as consultant to the Bank and will be appointed as an executive officer upon receipt by the Company and the Bank of each of these regulatory non-objections.  Mr. Katsoulis has enjoyed a long and successful banking career, having served as Chief Lending Officer at several banks and also as a member of the Board of Directors of State Bancorp, Inc., and Chair of its Loan Committee and Special Litigation Committee.  He is a graduate of the London School of Economics and Columbia University’s graduate business school.

The Bank is also announcing that it has agreed to hire Anthony J. Morris as Executive Vice President and Chief Banking Officer, subject to OCC Regulatory Non-Objection.  Mr. Morris is expected to join the Bank from the CIT Group and brings more than 30 years of banking leadership experience.  He is expected to lead the Bank’s entire customer experience functions, including information technology and the retail banking lines of business.  Mr. Morris will serve as a consultant to the Bank beginning on August 4, 2014 until his official appointment after receipt of OCC Regulatory Non-Objection.

Flaviano Sabater will be joining the Bank on August 4, 2014 as its Chief Auditor.  Mr. Sabater is a Certified Bank Auditor with more than 30 years of bank internal audit experience.

Paul DeStefano has joined the Bank as its Director of Security.  Mr. DeStefano was a NYPD Detective Supervisor and subsequently has served as security officer at several banks in the region.

The Bank has also engaged the services of Kenneth J. Sole and Associates, an industry-leading Information Technology consulting firm, to manage its day-to-day Information Technology functions.

“These new leaders will be joining their colleagues on the Bank’s management team in its unified commitment to bring the financial performance and regulatory excellence that is at the heart of our strategic plan,” stated Mr. O’Brien.  “I look forward to working together with them and all of our employees to meeting these goals.”

The Bank has also announced that Margaret Sepp, the Bank’s Internal Auditor, will be promoted to Director of Bank Operations.  In her new role, Ms. Sepp will oversee all of the Bank’s operations departments including branch banking and loan servicing.  Ms. Sepp has a successful 11 year record at the Bank and we all look forward to her assuming these new responsibilities.

About Sun Bancorp

Sun Bancorp, Inc. (NASDAQ: SNBC) is a bank holding company, with approximately $3 billion in assets, headquartered in Mount Laurel, New Jersey.  Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about embarking on the execution of our restructuring plan, bolstering our executive management ranks in order to efficiently deliver on our multiple strategic initiatives, growing and building a best-in-class Bank, achieving the financial performance and regulatory excellence that is at the heart of our strategic plan and meeting our goals.  We caution that such statements are subject to a number of uncertainties.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will execute on our restructuring plan as anticipated, efficiently deliver on the multiple proposed strategic initiatives or grow and build a best-in-class Bank, achieve the financial performance and regulatory excellence that is at the heart of our strategic plan or meet our goals.  Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) competition among providers of financial services; (ii) changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations; (iii) changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events; (iv) the failure to complete any or all of the transactions contemplated in the Company’s comprehensive strategic restructuring plan on the terms currently contemplated; (v) local, regional and national economic conditions and events and the impact they may have on the Company, the Bank and its customers; (vi) the ability to attract deposits and other sources of liquidity; (vii) changes in the financial performance and/or condition of Bank’s borrowers; (viii) changes in the level of non-performing and classified assets and charge-offs; (ix) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (x) inflation, interest rate, securities market and monetary fluctuations; (xi) changes in consumer spending, borrowing and saving habits; (xii) the ability to increase market share and control expenses; (xiii) volatility in the credit and equity markets and its effect on the general economy; and (xiv) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; and (xv) those detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2013, the Company’s Form 10-Q for the three months ended March 31, 2014, and in other filings made pursuant to the Securities Exchange Act of 1934, as amended.  Therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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